TODD PACIFIC SHIPYARDS CORPORATION ANNOUNCES U.S. NAVY AWARD OF FIVE YEAR OVERHAUL CONTRACT ON AIRCRAFT CARRIERS

EXHIBIT 99.1

VIA FACSIMILE	CONTACT: MICHAEL MARSH
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 501

SEATTLE, WASHINGTON April 1, 2004 Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company") announced today that it has been awarded a five-year contract with the United States Navy ("Navy") to provide long-term overhaul and maintenance to the NIMITZ CLASS aircraft carriers (CVN) homeported in Puget Sound.  The contract consists of multiple contract options for planned incremental availabilities (PIA's), docking planned incremental availabilities (DPIA's) and continuous maintenance and upkeep for the USS LINCOLN (CVN-72), USS STENNIS (CVN-74), USS NIMITZ (CVN-68) and USS VINSON (CVN-70) when they are in Puget Sound. The work to be performed includes all types of non-nuclear ship repair, alteration and maintenance. All on-board work will be accomplished by the Todd Pacific workforce at Puget Sound Naval Shipyard in Bremerton, Washington, or Naval Station Everett.

The work will be performed under a cost-plus-award-fee-with-performance-incentive-fee contract and represents the second contract for aircraft carrier maintenance awarded to Todd Pacific. The first such contract, recently expired, was awarded in 1999.  Todd Pacific will be supported in this effort by various regional suppliers and subcontractors.  Significant support will be provided by the Company's two teaming partners for this contract, Pacific Ship Repair and Fabrication ("PacShip") and AMSEC LLC ("AMSEC").

The first significant availability is a DPIA on the USS STENNIS currently scheduled to begin in February 2005. In the interim, Todd Pacific will continue to provide maintenance and upkeep on the aircraft carriers in Puget Sound as directed by the customer. The estimated total value of all options, if exercised by the Navy, is approximately $133 million.  There is no assurance that all options will be exercised, in whole or in part.

Todd Pacific is a wholly owned subsidiary of Todd Shipyards Corporation (NYSE symbol TOD).  The company performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various activities in the Pacific Northwest.  Its customers include the U.S. Navy, the U.S. Coast Guard, the Washington State Ferry system, the Alaska Marine Highway system, and other government units, plus cruise ships, U.S. flag cargo carriers, fishing boats, tankers, tugs and barges.

Todd has operated a shipyard in Seattle since 1916 and currently employs more than 800 people.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements contained in this release which are not historical facts or information are "forward-looking statements."  Words such as "believe," "expect," "intend," "will," "should,", "anticipate", and other expressions that indicate future events and trends identify such forward-looking statements.  These forward-looking statements involve risks and uncertainties which could cause the outcome to be materially different than stated.  Such risks and uncertainties include both general economic risks and uncertainties and matters discussed in the Company's annual report on Form 10-K which relate directly to the Company's operations and properties.  The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made.  Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete.  The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.